Exhibit 10.112

AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (“Amendment”) is made this 3rd day of June, 2003 by and between LAKESHORE MARKETPLACE, LLC, a Delaware limited liability company, and MONROE OUTLET CENTER, LLC, a Michigan limited liability company (collectively referred to as “Seller”), and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership (“Purchaser”).

RECITALS

A.                                   Purchaser and Seller entered into that Agreement of Purchase and Sale dated April 18, 2003 (the “Agreement”) for the purchase and sale of (i) a shopping center parcel located in Norton Shores, Michigan and commonly referred to as Lakeshore Marketplace and (ii) certain undeveloped parcels and outlots adjacent to the shopping center parcel.  For the purposes of this Amendment, that part of the Land (as such term is defined in the Agreement) which comprises the shopping center parcel (Parcel 1, as described on Exhibit 1.1(q) to the Agreement), as well as the Building and all Personal Property associated therewith (as such terms are defined therein) are hereinafter collectively referred to as the “Shopping Center Property”.

B.                                     Pursuant to Section 17.9 of the Agreement, Seller has the right to elect (the “Section 17.9 Election”) an alternative structure of purchase and sale for the Shopping Center Property consisting of sale and purchase of the membership interests in the owner of the Shopping Center Property (the “Entity Sale”) rather than sale and purchase of the assets comprising the Shopping Center Property.

C.                                     By letter dated April 25, 2003 addressed to Ramco-Gershenson Properties Trust, Seller made the Section 17.9 Election.

D.                                    Section 17.9 of the Agreement provides that if Seller makes the Section 17.9 Election, the parties will enter into an amendment to the Agreement setting forth the specific terms of agreement governing the Entity Sale.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, agreements, covenants and conditions herein contained, and other good and valuable consideration, Seller and Purchaser agree to amend the Agreement as follows:

1.                                       All defined terms used herein shall have the meanings given them in the Agreement unless they are separately and expressly defined in this Amendment.  All references in this Amendment to “Seller” shall refer solely to Lakeshore Marketplace, LLC, the owner of the Shopping Center Property.

2.                                       Article 2 of the Agreement is amended so that, in lieu of the sale and conveyance at Closing of the Shopping Center Property by delivery of the Deed, Seller shall instead consummate the transaction in the following manner:

2.1                                 Immediately following consent by Greenwich Capital to the mortgage assumption in accordance with Section 13.2 of the Agreement as hereinafter modified or at any earlier date elected by Seller, Seller shall convey all of the Shopping Center Property to a new limited liability company, having Seller as its sole member and a name given by Seller (“NewLLC”).

2.2                                 Conveyance and transfer of the Shopping Center Property to NewLLC shall be effected by delivery by Seller to NewLLC of the documents identified Sections 14.2 (a), (b) and (c) of the Agreement (in form and content acceptable to Purchaser).  The balance of the closing deliveries provided for in Article 14 of the Agreement shall occur on the Closing Date.

2.3                                 On the Closing Date, Seller shall convey and assign (i) ninety-nine percent (99%) of its membership interest in NewLLC to Horizon Group Properties, L.P. (“HGPLP”) and (ii) one percent (1%) of its membership interest in NewLLC to Lakeshore Marketplace Finance Company, Inc. (“LMFC”), and, following such conveyance, HGPLP will assign its ninety-nine percent (99%) membership interest in NewLLC to Ramco Gershenson Properties, L.P., a Delaware limited partnership, and LMFC will assign its one percent (1%) membership interest in NewLLC to a new single purpose corporation of which the sole shareholder will be Ramco Gershenson Properties Trust, a Maryland real estate trust.  Conveyance of the Interests in each case shall be made to each assignee by execution and delivery of a good and sufficient Warranty Assignment of Membership Interest in Limited Liability Company.

2.4                                 NewLLC will assume the Greenwich Mortgage, subject to the terms of Section 13.2 of the Agreement, as amended by Paragraph 11 below.

3.                                       The Purchase Price shall be reduced from $22,750,000.00 to $22,650,000.00.  That part of the Purchase Price for the “developed portion of Lakeshore Marketplace and Personal Property”, as described in Section 1.1(y) of the Agreement and which the parties agree is the same as the Shopping Center Property, shall be amended from $20,250,000.00 to $20,150,000.00; such $20,150,000.00 amount, including that portion which is credited against the balance of the Greenwich Mortgage being assumed by Purchaser, shall constitute consideration for sale of the Interests to Purchaser’s designees.  The portion of the Purchase Price ascribed to the outlots and expansion parcel shall remain the same.

4.                                       All covenants, representations and warranties of Seller set forth in the Agreement prior to its amendment hereby shall apply equally to the Shopping Center Property following its conveyance to NewLLC as if the property were still owned by Seller, and the terms “Seller” and “Seller’s”, with respect to all covenants, representations, warranties, indemnities, prorations, cost and collection rights and allocations, and the like, shall be deemed to include NewLLC for all purposes under the Agreement.

5.                                       The following covenants, representations and warranties are added to Section 12.1 of the Agreement:  NewLLC will be a limited liability company, duly organized and validly existing under the laws of the State of Delaware, and will have all requisite power and authority to perform its obligations required under this Agreement and otherwise; if Purchaser elects on or before the Due Diligence Approval Date to proceed with the transaction, true and correct copies of the articles of organization and the operating agreement for NewLLC, and of the documents effecting conveyance of the Shopping Center

Property to NewLLC will be delivered to Purchaser within seven (7) days after notice of such election, and Seller shall not thereafter amend or modify same in any manner; the current members of Seller will be the sole owners of the membership interests in NewLLC and will own such interests free and clear of any encumbrances (other than the interest of Beal Bank, if any, in and to a pledge of membership interests in Lakeshore Marketplace, LLC, which interest will be released at Closing), and no other parties (except Purchaser hereunder) have or will have the right to acquire or take possession of such interests; NewLLC will have conducted no activities prior to its acquisition of the Shopping Center Property, shall possess no assets other than the Shopping Center Property and shall, at the Closing Date, have no liabilities other than the Greenwich Mortgage and such expenses and obligations as have been or are incurred in the ordinary operation of the Shopping Center Property.

6.                                       Delivery to, and acceptance of the originally executed Leases by NewLLC shall not impose any liability on Purchaser for any defaults of Seller or NewLLC under the Leases prior to the Closing Date.  Purchaser does not assume any obligations under the Leases for claims or suits of tenants asserted after the Closing but arising from the conduct of Seller or NewLLC or from events occurring prior to the Closing.  Purchaser shall have no liability with respect to any breach by Seller or by NewLLC prior to the Closing Date, of Seller’s or NewLLC’s statutory obligations regarding security deposits of tenants of the Property, and Seller shall indemnify, defend and hold Purchaser and NewLLC harmless from all loss, cost and expense in connection therewith.  Seller hereby agrees to indemnify and hold Purchaser and NewLLC harmless from any costs or liabilities which shall have accrued under the Leases due to events, actions or omissions prior to the Closing Date, which costs or liabilities Purchaser or its successors or assigns would not have experienced had Purchaser acquired the Shopping Center Property directly as a purchase of assets rather than pursuant to the Entity Sale; and Purchaser agrees to indemnify and hold Seller harmless from any costs or liabilities which shall accrue under the Leases due to events, actions or omissions on or after the Closing Date.  Such indemnities shall expire upon the end of the “Extended Survival Period” as hereinafter defined.  The term “Extended Survival Period” shall mean the period of time ending upon the fifth (5th) anniversary of the Closing Date; provided, however, that if an applicable claim is made during such five (5) year period, then the Extended Survival Period shall be extended with respect to the indemnity to which such claim relates until such claim is resolved.

7.                                       Delivery to, and acceptance of the originally executed Contracts by NewLLC shall not impose any liability on Purchaser for any defaults of Seller or NewLLC under the Contracts prior to the Closing Date.  Seller shall indemnify and hold Purchaser and NewLLC harmless from any costs or liabilities which shall have accrued under the Contracts due to events, actions or omissions prior to the Closing Date and which costs or liabilities Purchaser or its successors or assigns would not have experienced had Purchaser acquired the Shopping Center Property directly as a purchase of assets rather than pursuant to the Entity Sale; and Purchaser shall indemnify and hold Seller harmless from any costs or liabilities which accrue under the Contracts due to events, actions or omissions on or after the Closing Date.  Such indemnities shall survive for the Extended Survival Period; provided, however, that if an applicable claim is made during such five (5) year period, then the Extended Survival Period shall be extended with respect to the indemnity to which such claim relates until such claim is resolved.

8.                                       In addition to the matters excepted in, and with respect to which Seller has provided indemnities under, Paragraphs 5, 6 and 7 above, Purchaser shall not assume nor be liable for any “Non Property Liabilities”, i.e., liabilities for debts or obligations of, or claims against, Seller or NewLLC or any constituent member, partner, shareholder or officer thereof, arising with respect to any events, omissions or defaults occurring or arising prior to the Closing Date on account of which NewLLC,

Purchaser or Purchaser’s successors or assigns may experience any liability or other economic detriment which they would not have experienced had Purchaser acquired the Shopping Center Property directly as a purchase of assets rather than by means of the Entity Sale.  Non Property Liabilities shall include, without limitation, all payments, benefits and contribution agreements with respect to past and/or present employees of Seller or NewLLC or its affiliates in connection with the business of Seller or NewLLC or either of their affiliates (including, but not limited to, salaries, wages, commissions, bonuses, vacation pay, health and welfare contributions or benefits, including any group health continuation coverage obligation under COBRA, pensions, profit sharing, severance or termination pay, or any other form of compensation or fringe benefit up to but not including the Closing Date), claims by investors, partners or limited liability company members at any tier of ownership in Seller, NewLLC or any affiliate, obligations for income, single business or other taxes arising on the basis of business conducted by Seller or NewLLC prior to Closing, claims or liabilities with respect to express or implied contractual obligations of Seller or NewLLC other than the Contracts.  Seller hereby covenants and agrees to defend, indemnify and hold harmless Purchaser and NewLLC from any “Non Property Liabilities”, which indemnity obligation shall survive for the Extended Survival Period; provided, however, that if an applicable claim is made during such five (5) year period, then the Extended Survival Period shall be extended with respect to the indemnity to which such claim relates until such claim is resolved.  Notwithstanding the aforesaid, the indemnity obligation set forth in this Paragraph 8 shall not extend to or cover, nor shall the Non Property Liabilities include (a) any income, single business or other tax liability of Purchaser or its successors or assigns arising from the operation of the Shopping Center Property from and after the Closing Date or from Purchaser’s acquisition of the Shopping Center Property by means of the Entity Sale rather than directly as a purchase of assets, to the extent such taxes are applicable to the period after the day prior to the Closing Date, and (b) specific liabilities, if any, allocated to Purchaser by a separate provision of this Amendment or the Agreement.

9.                                       For purposes of the prorations of Section 6.2 of the Agreement with respect to the Shopping Center Property, the following shall apply:  (a) the term “Seller” in Section 6.2 of the Agreement shall mean Lakeshore Marketplace, LLC as if Lakeshore Marketplace, LLC had retained ownership of the Shopping Center Property up to the Closing Date; (b) the term “Purchaser” in Section 6.2 of the Agreement shall mean NewLLC as if NewLLC had acquired the Shopping Center Property on the Closing Date; (c) the Closing Date for the purpose of all prorations under the Agreement (and for all other purposes under the Agreement and this Amendment) shall be deemed as of the Closing notwithstanding that the conveyance and transfer of the Shopping Center Property to NewLLC may occur prior to the Closing; and (d) such prorations shall be made between Seller and Purchaser as if the transaction contemplated by the Agreement was as a purchase of assets rather then by the Entity Sale.

10.                                 The covenants, representations and warranties and indemnities given by Seller under paragraphs 5, 6, 7 and 8 hereof are hereby guaranteed, as a guaranty of payment and performance, and not of collection, by Horizon Group Properties, LP, a Delaware limited partnership and Horizon Group Properties, Inc., a Maryland corporation (collectively, “Guarantor”).  Guarantor is executing this Agreement for the purpose of evidencing its agreement to so guaranty such obligations.

11.                                 Section 13.2 of the Agreement is deleted and replaced in its entirety by the following paragraph:

                                                Mortgage Assumption.  The obligation of Seller and Purchaser to close the transaction contemplated hereby is subject to Seller’s and Purchaser’s receipt of consent from Greenwich Capital to the assumption of the Greenwich Mortgage by Purchaser pursuant to the terms of the Greenwich Mortgage loan documents existing as of the date of execution hereof, and the release of the Seller from any and all liability in connection therewith.  Seller and Purchaser agree to use reasonable efforts to obtain such consent, provided that Seller shall not be required to make any payment to  Greenwich Capital as a condition to obtaining such consent, exclusive of the payment by Seller to Greenwich Capital of the  assumption fee provided for in the Greenwich Mortgage and the other loan documents evidencing the loan secured by such mortgage and ancillary closing costs and charges required to be paid or reimbursed to Greenwich Capital and any recording costs.  In the event Seller and Purchaser are unable to obtain such consent at least fifteen (15) days before the Closing Date as defined in Section 1.1(c) of the Agreement, the Closing Date shall be extended to a date that is fifteen (15) days after the required consent is obtained; provided, however, that if Seller and Purchaser are unable to obtain the required consent within sixty (60) days from and after the original Closing Date, this Agreement shall terminate, in which event the Deposit, together with all net interest earned thereon, shall promptly be returned to Purchaser, this Agreement shall become null and void, and neither party shall have any further rights and obligations hereunder (subject, however to survival of Purchaser’s Indemnity and Purchaser’s Confidentiality Obligations). For the purposes hereof, “consent” shall be deemed obtained when an assumption agreement consistent with the terms hereof and executed by Greenwich Capital is deposited in escrow with Escrowee.

12.                                 This Amendment is subject to the receipt of consent from Greenwich Capital to Seller’s conveyance and transfer of the Shopping Center Property to NewLLC, the assumption of the Greenwich Mortgage by NewLLC, and the release of Seller from any and all liability in connection therewith.  Seller and Purchaser agree to use reasonable efforts to obtain such consent, provided that Seller shall not be required to make any payment to Greenwich Capital in addition to that which it would have paid as a condition to obtaining consent to conveyance of the Shopping Center Property to Purchaser as an asset sale and assumption of the Greenwich Mortgage by Purchaser pursuant to the Agreement as originally executed, exclusive of nominal closing costs.  In the event Seller and Purchaser are unable to obtain such consent prior to the Closing Date, the Agreement will remain in full force as if Seller or Purchaser had never executed this Amendment.

13.                                 The Agreement, as amended hereby, is ratified and confirmed by the signatories hereof and shall continue in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

SELLER:		PURCHASER:

LAKESHORE MARKETPLACE, LLC, a Delaware limited liability company		RAMCO-GERSHENSON PROPERTIES, LP, a Delaware limited partnership

By:	Lakeshore Marketplace Finance Company, Inc.,	By:	Ramco-Gershenson Properties Trust, a Maryland real estate investment trust,
	a Delaware corporation	Its:	general partner
Its:	managing member

By:		By:
Name:		Name:	Dennis E. Gershenson
Its:		Its:	CEO

MONROE OUTLET CENTER, LLC, a Michigan limited liability company		GUARANTOR

HORIZON GROUP PROPERTIES, LP,
By:	Horizon Group Properties, LP, a Delaware limited partnership,	a Delaware limited partnership
Its:	managing member	By:	Horizon Group Properties, Inc., a Maryland corporation,
By:	Horizon Group Properties, Inc.,	Its:	general partner
a Maryland corporation,
Its:	general partner	By:
Name:
Its:

By:
Name:
Its:		HORIZON GROUP PROPERTIES, INC.,
a Maryland corporation

By:
Name:
Its:

(Guarantor is signing solely to indicate its agreement to be bound by, and provide the guarantees set forth in, Paragraph 10 hereof.)